Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

SAN JUAN BASIN ROYALTY TRUST

ANNOUNCES OPERATOR CALCULATION ERROR

FORT WORTH, Texas, July 31, 2012 – Compass Bank (the “Trustee”) as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”), today announced that it has received notice from Burlington Resources Oil & Gas Company LP (“Burlington”) that Burlington miscalculated the Royalty distributed to the Trust for the four months of April through July 2012. Royalty income recorded for a month is the amount computed and paid to the Trust with respect to the Trust’s 75% net overriding royalty interest (the “Royalty”) in certain oil and gas leasehold and royalty interests (the “Underlying Properties”) by Burlington, the present owner and principal operator of the Underlying Properties. Royalty income consists of the proceeds received by Burlington from the sale of gas and oil production from the Underlying Properties less accrued production costs, development and drilling costs, applicable taxes, operating charges, and other costs and deductions multiplied by 75%.

For the months of April through July, Burlington caused lease operating expenses and capital expenditures to be understated by approximately 25%. As a result of the error, the Royalty income due the Trust for those four months was overpaid by approximately $3,386,861. Burlington has communicated to the Trust that, as permitted under the terms of the Royalty conveyance document, it intends to offset the overpayment against Royalty income payable to the Trust over four consecutive months beginning with August 2012. Based upon the additional monthly lease operating expenses and capital expenditures Burlington reports it will use in order to recover the overpayment, it is estimated that the Royalty income distributions by the Trust will be reduced by approximately $742,779 in August, $1,090,583 in September, $767,122 in October and $786,377 in November 2012.

Burlington indicates it is reviewing its procedures and documentation to eliminate the possibility of a similar error occurring in the future. The Trust’s external compliance auditors have been consulted and will be reviewing Burlington’s revised calculations on behalf of the Trust.

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@bbvacompass.com